U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):   April 26, 2004

Roberts Realty Investors, Inc.
(Exact name of Registrant as specified in charter)

Georgia	001-13183	56-2122873
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

(770) 394-6000
Registrant's Telephone Number, including Area Code

8010 Roswell Road, Suite 280, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Item 5.  Other Events and Required FD Disclosure.

        On April 26, 2004, the registrant issued a press release announcing that it has signed a definitive agreement to sell five Atlanta apartment communities totaling 1,091 units for $109,600,000. The full text of the press release is set forth in Exhibit 99.1 hereto. The purchase price for the company’s Bradford Creek, Plantation Trace, Preston Oaks, River Oaks, and Veranda Chase communities is equal to $100,458 per apartment unit or $77.30 per square foot. The purchaser is an NYSE-traded Real Estate Investment Trust with assets in excess of $2 billion. The transaction, which the company expects to close in June 2004, is subject to customary due diligence and closing conditions.

        The agreement is composed of five sales contracts entered into concurrently by the registrant and the purchaser that in the aggregate evidence the sale by the registrant to the purchaser of the five garden apartment communities. The sale is intended to be a single transaction, and the parties entered into five similar sales contracts, each for one of the communities, merely as a convenience to the parties, including obtaining any required consent from each holder of the first mortgage loan secured by each of the communities. Except as noted in the last paragraph of this Item 5, the purchaser does not have the right to purchase fewer than all five communities, and the closings are to occur concurrently.

        A summary of the contractual conditions to closing follows:

        The purchaser will not be required to purchase a community unless each of the following conditions precedent has been satisfied:

                   A.   On the date of the agreement, the purchaser paid a deposit into escrow for each community, which deposits totaled $1,250,000 (the “Initial Deposit”) for all of the communities. Beginning on April 26, 2004 and continuing until May 26, 2004 (the “Out Date”), the purchaser will conduct its due diligence investigations with respect to each community. If the purchaser, in its sole discretion, determines that the condition of the community is satisfactory, then (a) the purchaser will notify the registrant and the escrow agent and (b) the purchaser will pay to the escrow agent an additional $250,000 deposit into escrow for each community. These deposits (the “Subsequent Deposit”) will total $1,250,000 for all of the communities and bring the total Deposit to $2,500,000. In that event, the condition precedent will be satisfied and the total Deposit will be non-refundable and at risk, subject to the other relevant terms and provisions of the agreement. If the purchaser does not send a notice to the registrant and the escrow agent on or before the Out Date, the condition precedent will have failed and the escrow agent will return the Initial Deposit to the purchaser (less $100.00 to the registrant), and the agreement will be terminated.

                   B.   No later than three days after receiving a loan transfer application with respect to the first mortgage loan on each community, the purchaser will apply to assume that loan. The purchaser agreed to use its commercially reasonable good faith efforts and due diligence to obtain approval to assume the loan, and the purchaser is required to submit all documents, information and instruments required by the holder of the loan in connection with the purchaser’s contemplated assumption, except that the registrant will submit the commitment to endorse the mortgagee title insurance policy issued in connection with the loan. The purchaser’s obligation to close and consummate the purchase of each community is that the purchaser has received, no later than the Out Date, approval to assume the loan. If the purchaser obtains that approval, the purchaser will at closing execute the documents required by the holder of the loan to evidence the purchaser’s assumption of the loan. If the purchaser has used its good faith commercially reasonable efforts in an attempt to obtain approval from the holder of the loan for the purchaser to assume the loan, and the purchaser has been unable to obtain, no later than the Out Date, such approval, the purchaser will have the right to so notify the registrant and the escrow agent no later than the Out Date. On that notice, the condition precedent in the agreement will have failed and the escrow agent will return the Deposit (less $100.00 to the registrant), and the agreement will be terminated. The purchaser will pay all costs and expenses incident to the purchaser’s assumption of the loan.

                   C.   No later than the Out Date, the holder of the loan, in connection with approving the assumption of the loan by the purchaser, must agree to release the registrant from all liability in connection with the loan arising from and after the closing date. If that approval is obtained, the registrant will execute the loan assumption documents at the closing. If the holder of the loan has not so agreed no later than the Out Date, the registrant has the right to notify the purchaser and the escrow agent no later than the Out Date. On that notice, the condition precedent in the agreement will have failed and the escrow agent will return the Deposit (less $100.00 to the registrant) to the purchaser, and thereafter the agreement will be terminated.

        Notwithstanding that the sales of all five communities are to occur concurrently, if the loan assumption conditions in any sales contract for a community have not been satisfied on June 8, 2004: (a) the registrant and the purchaser will close the sale of each community for which the loan assumption conditions have been satisfied; and (b) with regard to any community for which the loan assumption conditions have not been satisfied, the closing of the sale of that community will occur two business days after those conditions are satisfied, and the purchaser will deposit on June 10, 2004, as an additional earnest money deposit under those sales contracts where the transaction has not been consummated on June 10, 2004, an amount so that the total amount of earnest money deposit being held under all of the sales contracts for which the transactions were not consummated by that date, is $2,500,000, and that amount will be held as earnest money until the final closing occurs.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)   Not Applicable
        (b)   Not Applicable
        (c)   Exhibits:

        Exhibit Number                  Description

        99.1       Press Release of Roberts Realty Investors, Inc. regarding agreement to sell five apartment communities.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: April 26, 2004	By: /s/ Greg M. Burnett Greg M. Burnett Chief Financial Officer

Exhibit Index

        Exhibit Number                  Description

        99.1       Press Release of Roberts Realty Investors, Inc. regarding agreement to sell five apartment communities.

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